Exhibit 99.1

Trilogy Metals Reports Second Quarter Fiscal 2019 Financial Results

VANCOUVER, July 9, 2019 /CNW/ - Trilogy Metals Inc. (TSX / NYSE American: TMQ) ("Trilogy Metals" or "the Company") announces its financial results for the second quarter ended May 31, 2019.  Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Highlights

  Strong working capital position of $26.0 million and cash on hand of $25.8 million.
  Additional $9.9 million received subsequent to the quarter end from the exercise of warrants.
  Regional exploration program started with district-wide airborne geophysical surveys completed this spring along the entire 100-kilometer long belt hosting known polymetallic deposits.
  Exploration program at Bornite commenced at the beginning of June with more than 2,000 meters of drilling completed.
  Feasibility level studies started for the Arctic Project with the goal of completing the feasibility study in the first half of 2020.

Outlook and Project Activities

Arctic Project

The $7.0 million engineering and environmental program, which will be funded entirely by Trilogy, has commenced at Arctic with two rigs from Tuuq Drilling LLC currently in operation at the site.  Work at the Arctic deposit commenced in late June with a view of completing feasibility level geotechnical and hydrology work. The main goal of this year's work program is to complete engineering and environmental studies to prepare a National Instrument 43-101 compliant feasibility study which results are anticipated to be released in the first half of 2020.  Work is also being done to prepare the Arctic Project for permitting, which we expect to commence in 2020. The permitting preparation work being carried out will support Federal, State and Borough permitting requirements.

Bornite Project

Exploration activities commenced at the beginning of June with more than 2,000 meters of drilling completed so far at the Bornite Project with three rigs from Major Drilling America, Inc. currently in operation at site.  The main goal of the $9.2 million program will be to drill approximately 8,000 meters within 12 holes and will include both infill and expansion drilling.  Drilling is anticipated to continue throughout the summer and results from the first few holes of this program are expected to be release in late summer.  South32 Limited ("South32") funded the entire $9.2 million budget in which funds were fully received during the first quarter maintaining the Option Agreement in good standing.

Regional Exploration Project

District-wide VTEM and ZTEM helicopter airborne geophysical surveys were completed this spring along the entire 100-kilometer long belt of the favorable stratigraphy hosting known polymetallic volcanogenic-massive sulphide ("VMS") deposits, as well as the areas around the Bornite deposit and the surrounding Cosmos Hills area.  The surveys were flown by Geotech Ltd. and the data is currently being re-processed by Resource Potential PTY Ltd.  The new VTEM and ZTEM surveys will be integrated into our dataset of historical drilling accumulated over a 40-year period of exploration, all of which has been geo-referenced into an integrated GIS database.  This dataset will be analyzed to determine and prioritize targets for drill testing later in the summer after the Arctic environmental and geotechnical drill program has been completed.  The Company and South32 have agreed to equally fund the Regional Exploration budget.  Funds were received during the first quarter from South32 for their $1.0 million contribution, which is in excess of the $30 million in option payments received to date.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

			in thousands of dollars, except for per share amounts
	Three months ended		Six months ended
Selected expenses	May 31, 2019 $	May 31, 2018 $	May 31, 2019 $	May 31, 2018 $
General and administrative	436	454	928	799
Mineral properties expense	2,906	2,275	4,441	3,606
Professional fees	153	114	244	273
Salaries	282	223	563	452
Salaries – stock-based compensation	664	151	2,603	1,073
Investor relations	175	138	292	202
Loss and comprehensive loss for the period	4,509	3,664	8,845	6,610
Basic and diluted loss per common share	$0.04	$0.03	$0.07	$0.06

For the three month period ended May 31, 2019, Trilogy reported a net loss of $4.5 million (or $0.04 basic and diluted loss per common share) which was higher than the net loss of $3.7 million for the comparative period in 2018 (or $0.03 basic and diluted loss per common share).

The differences in relation to the comparative  three month period ended May 31, 2018 are primarily due to: i) an increase of $0.4 million in mineral properties expense mostly consisting of engineering work related to the scoping study for Bornite and Arctic projects, environmental work related to meteorological and air quality study for the Arctic project during the second quarter of 2019, personnel costs and project support costs including camp facilities repair and maintenance, fixed wing costs and set-up costs incurred for the new office and warehouse in Fairbanks; and ii) an increase of $0.5 million in stock-based compensation due to a higher share price contributing to a higher fair value amortization for stock options, RSUs and DSUs granted during the six month period ended May 31, 2019.

Other differences noted for the comparable periods were: i) an increase in salaries as the current period includes compensation for a new hire during the third quarter of 2018 for which there is no comparative for the second quarter of 2018;  ii) an increase in professional fees due to an increase in accounting and audit fees; iii) an increase in investor relations expenses due to the Company's increased level of marketing activity including attendance at more investor conferences  and meetings in the current period; and iv) a slight decrease in general and administrative expenses in the current period.

The comparative period also included a $0.1 million loss on held for trading investments resulting from the disposition of 725,000 common shares of Gold Mining Inc. ("GMI") for which there are no comparative figures for the three month period ended May 31, 2019 as the remaining investment in GMI was fully disposed during fiscal 2018.

For the six month period ended May 31, 2019, Trilogy reported a net loss of $8.8 million (or $0.07 basic and diluted loss per common share) compared to a net loss of $6.6 million for the corresponding period in 2018 (or $0.06 basic and diluted loss per common share).

The differences in relation to the comparative six month period ended May 31, 2018 are primarily due to: i) an increase of $0.8 million in mineral properties expense mostly consisting of Geophysics work including core scan work for the Arctic project, aerial electromagnetic survey for Bornite and the region, engineering work related to additional metallurgical and scoping studies, environmental work related to meteorological and air quality study,  personnel costs and project support costs including camp facilities repair and maintenance,  and fixed wing costs and set-up costs incurred for the new office and warehouse in Fairbanks; ii) an increase of $1.5 million in stock-based compensation due to a higher share price contributing to a greater fair value amortization of stock options, RSUs and DSUs granted during the six month period ended May 31, 2019; iii) an increase of $0.1 million in general and administration costs; iv) an increase of $0.9 million in investor relations expenses due to the Company's increased level of marketing activity including attendance at more investor conferences and meetings during the six month period ended May 31, 2019 and v) an increase of $0.1 million in salaries due to a new hire during the third quarter of 2018 for which there is no comparative for the six month period ended May 31, 2018.

During the six month period ended May 31, 2018, the Company recorded a loss on held for trading investments of $0.3 million upon disposition of 2,085,000 common shares of GMI for which there are no comparative figures for the six month period ended May 31, 2019 as the remaining investment in GMI was fully disposed during fiscal 2018.  For the three months ended February 28, 2019, Trilogy reported a net loss of $4.3 million (or $0.03 basic and diluted loss per common share) which was higher than the net loss of $2.9 million for the corresponding period in 2018 (or $0.03 basic and diluted loss per common share). The first quarter 2019 differences, when compared to the first quarter 2018, are mostly due to factors discussed below.

Liquidity and Capital Resources

At May 31, 2019, we had $25.8 million in cash and cash equivalents and working capital of $26.0 million. The increase in cash was a result of fully receiving the $9.2 million Year 3 funding from South32 as well as an additional $1.0 million for the regional exploration program. The increase in working capital for the period was a result of higher accounts receivable and prepaids balances as well as a lower accounts payable balance as at May 31, 2019. Subsequent to the end of the second quarter, the Company received additional proceeds of approximately $9.9 million as a result of an exercise of 6,521,740 warrants.

We expended $7.4 million on operating activities during the six months ended May 31, 2019 compared with $6.6 million for operating activities for the same period in 2018. Most cash spent on operating activities during all periods was expended on mineral property expenses, general and administrative, salaries and professional fees.

The Company continues to fund its cash expenditures through its working capital. As the Company is not currently in production, the Company will need to raise additional funds to support its operations and administration expenses in the future. Future sources of liquidity may include debt financing, equity financing, convertible debt, exercise of options, or other means. The continued operations of the Company are dependent on its ability to obtain additional financing or to generate future cash flows.

All cash generated from investing activities during the six months ended May 31, 2019 were from the South 32 Option Agreement funding of $10.2 million (2018 - $9.6 million) and there were no proceeds from the sale of investments (2018 - $2.1 million) as all GMI shares were full disposed during fiscal 2018.  During the six months ended May 31, 2019, no cash was generated from financing activities (2018 - $26.9 million).

Qualified Persons

Andrew W. West, Certified Professional Geologist, Exploration Manager for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. West has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within the Company's land package that spans approximately 143,000 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation, that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statement under Outlook and Project Activities, anticipated timing and results of a feasibility study on the Arctic Project, the future operating or financial performance of the Company, planned expenditures and the anticipated activity at the UKMP Projects, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration plans and budgets; mineral reserves and resource estimates; timing of the feasibility study; funding by South32; work programs; capital expenditures; timelines; strategic plans; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving the interpretation of drill results, the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties as well as the construction of the access road; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2018 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

The Arctic Technical Report and the Bornite Technical Report have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission ("SEC"), and resource and reserve information contained therein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserves". Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility.  Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth in this press release or the Bornite Technical Report may not be comparable with information made public by companies that report in accordance with U.S. standards.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/July2019/09/c0781.html

%CIK: 0001543418

For further information: Company Contacts: Elaine Sanders, Vice President & Chief Financial Officer; Patrick Donnelly, Vice President Corporate Communications & Development, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 09-JUL-19